CONTINUING SECURITY AGREEMENT

Exhibit 10.44

Dated: December 3, 2003

NAME	NO. AND STREET
Tengasco, Inc.	603 Main Avenue, Suite 500
CITY, VILLAGE OR TOWN Knoxville	COUNTY STATE Tennessee 37902 (collectively, Obligor) and
Dolphin Offshore Partners LP, c/o Dolphin Asset Management Corp.	NO. AND STREET 126 East 17th Street	CITY STATE New York New York (Secured Party)

Additional Obligor information:

Tengasco Pipeline Corporation603
Main Avenue Suite 500Knoxville,Tennessee
37902

Obligors are corporations organized under the laws of Tennessee.

Obligor’s Tax ID Number (Federal Employer ID Number or if none, Social Security Number): 87-0267438.

Obligor’s Organization Number: Control No. 0294055 . (Not necessary if organized in Connecticut, Indiana, Massachusetts, Michigan, Nebraska, New Hampshire, New York, Oklahoma, South Carolina, South Dakota, Vermont or West Virginia).

As used in this Agreement:

        “Collateral” means all right, title and interest of Obligor in and to any and all of the following property, whether now or hereafter existing or acquired and wherever located, whether or not affixed to realty, all products and Proceeds (including but not limited to insurance proceeds) of such property, wherever located and in whatever form, and all books and records pertaining to such property and all other property of Obligor in which Secured Party now or hereafter is granted a security interest pursuant to this Agreement or otherwise and Products thereof in any form, and all parts, accessories, attachments, special tools, additions, replacements, substitutions and accessions thereto or therefor and in all increases or profits received therefrom:

    A.        A seventy fiver percent (75%) undivided interest in and to Tengasco Pipeline Corporation’s right, title, and interest in, to the following property rights-of-way, leases (other than the right to produce oil or gas under any lease granting pipeline installation and use rights) and/or easements located in Hancock County, Hawkins County, and Sullivan County, Tennessee:

        [PHASE I]: That certain steel pipeline main, 6 inches and 8 inches in diameter, as it has been installed, together with all associated permits, pipeline rights-of-way, and pipeline installation rights under oil and gas leases (but excluding any rights to produce oil and gas leases under any oil and gas lease granting such pipeline installation rights), from a point at the Big Creek Missionary Baptist Church at the intersection of Upper Caney Valley Road and Big Creek Road in Hancock County, Tennessee, extending generally eastward north of the Clinch River, boring under the Clinch River and proceeding generally southward along an existing Tennessee Valley Authority power line easement along and within rights-of-way thereon, which are incorporated by reference for all purposes but without limiting the generality of the foregoing description, proceeding further into Hawkins County, Tennessee, to a point of intersection of the existing installed pipeline with the distribution system of Hawkins County Gas Utility District, a total distance described in this paragraph of approximately 26.0 miles; together with

        [PHASE II]: That certain steel pipeline main 8 inches and 12 inches in diameter as it has been installed, together with a 4-inch supply line already constructed, with all associated contracts, permits, agreements, and pipeline rights-of-way, extending from a point of intersection of the existing installed Phase I pipeline described above with the distribution system of Hawkins County Gas Utility District and proceeding from that point generally eastward along rights-of-way along Highway 11W, and proceeding further along and within the right-of-way of Highway 11W in accordance with the permit granted by Tennessee Department of Transportation to Tengasco Pipeline Corporation dated April 11, 2000, and proceeding generally eastwards to a point located on the grounds of Holston Army Ammunition Plant in accordance with the Tenant Use Agreement between Royal Ordinance North America, Inc. (now BAE Systems Ordnance Systems, Inc.) and Tengasco Pipeline Corporation dated June 16, 2000, which agreement is incorporated by reference for all purposes, proceeding to a point on the grounds of the Holston Army Ammunition Plant known as Mead Station, proceeding from that point further both as a 4-inch supply line to Holston Area A and ending at the Area A boilers and as a 12-inch main line generally southward, off the grounds of Holston Army Ammunition Plant and across rights-of-way to and including property owned by Eastman Chemical Company, and proceeding to the point of interconnection with the existing natural gas system owned by Eastman Chemical Company in Kingsport, Sullivan County, Tennessee, a total distance described in this paragraph of approximately 30.4 miles, together with compressors, valves, stations and metering equipment installed to effect deliveries through the pipeline together with:

    B.        An undivided seventy five percent (75%) interest in and to Tengasco, Inc.‘s existing pipeline system, together with all easements, rights of way, and equipment and appurtenances thereunto pertaining, located in Rush County, Kansas, consisting of approximately the following:

Seven miles of ten-inch diameter steel pipeline; Seven and one-half miles of eight-inch diameter steel pipeline; Sixty-nine miles of four-inch diameter steel pipeline; Two miles of two-inch pipeline; Compressor station and equipment thereon including but not limited to 3 No. 342 CAT motors with a JG2 Aerial Compression Unit.

“Collateral Location” means the following address(es) where all Collateral consisting of Inventory, Equipment or Fixtures or other tangible property is located: Kingsport, Sullivan County, Tennessee and Rush County, Kansas.

“Obligor” means the Obligor named above and its successors and assigns, and if more than one Person is named as Obligor, “Obligor” shall mean each, any or all of them, and their liabilities and obligations hereunder shall be joint and several.

        In consideration of any extension of credit or other financial accommodation heretofore, now or hereafter made by Secured Party to or for the account of Obligor, or to or for the account of any other Person made by Secured Party at the request of Obligor or with respect to which Obligor’s agreements hereunder have been required by Secured Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Obligor, Obligor agrees as follows:

    1.        Security Interest. As security for the prompt and unconditional payment and performance of any and all Obligations, Obligor does hereby grant to Secured Party a continuing lien upon and security interest in, and does hereby pledge, assign and transfer to Secured Party, all of the Collateral, it being understood and agreed that for additional funds, if any, borrowed by Obligor from Secured Party at any time after December 3, 2003 the Collateral shall be considered to be the undivided 75% interest in the assets described as Collateral plus an additional one percent undivided interest for each additional $25,000 borrowed.

    2.        Representations of Obligor. Obligor represents and warrants to Secured Party that (a) no financing statement or other filing listing any of the Collateral as collateral is on file in any jurisdiction (other than any financing statement filed on behalf of Secured Party, as secured party) (b) the chief executive office of Obligor, if any, is located at the address set forth in the space provided therefor in this Agreement and the state of organization of Obligor, if any, is as specified in the space provided therefor in this Agreement; (c) all Collateral, other than intangible property and property which is in the possession of Secured Party or its agents, is located at the Collateral Location(s) and Obligor has no place of business other than the chief executive office specified herein, if any, and the Collateral Location(s); (d) Obligor has rights in or the power to transfer the Collateral or is the legal and beneficial owner of the Collateral and the Collateral is free and clear of all Liens, other than the Lien created by this Agreement in favor of Secured Party; (e) if Obligor is not a natural person, the execution, delivery and performance of this Agreement have been duly authorized by all required corporate, limited liability company, partnership or other applicable actions of Obligor; (f) this Agreement constitutes a valid, binding and enforceable obligation of Obligor; (g) the execution, delivery and performance of this Agreement do not violate any law or any agreement or undertaking to which Obligor is a party or by which Obligor may be bound and do not result in the imposition of any Lien upon any Collateral other than the Lien in favor of Secured Party created by this Agreement; (h) all consents, approvals, authorizations, permits and licenses necessary for Obligor to enter and perform its obligations under this Agreement and the Obligations and/or to conduct its business have been obtained; and (i) Obligor did not have or conduct business under any name or trade name in any jurisdiction during the past six years other than its name and trade names, if any, set forth on the signature page of this Agreement, and Obligor is entitled to use such name and trade names.

    3.        Covenants. Unless and until all of the Obligations have been indefeasibly paid in full and all commitments of Secured Party to extend credit which, once extended, would give rise to Obligations, have expired or been terminated, Obligor shall: (a) keep the Collateral free and clear of any Lien of any kind other than the Lien created by this Agreement or other Liens in favor of Secured Party; (b) promptly pay, when due, all taxes and transportation, storage, warehousing and other charges and fees affecting or arising out of the Collateral and defend the Collateral against all claims and demands of all Persons at any time claiming any interest therein adverse to or the same as that of Secured Party; (c) at all times keep all insurable Collateral insured at the expense of Obligor to Secured Party’s satisfaction against loss by fire, theft and any other risks to which the Collateral may be subject, and cause all such policies to be endorsed in favor of Secured Party and to name Secured Party as loss payee and as an additional insured, and, if Secured Party so requests, deposit the same with Secured Party, and cause all such policies to provide that each insurer will give Secured Party not less than 30 days’ notice in writing prior to the exercise of any right of cancellation; (d) keep the Collateral in good condition at all times (normal wear and tear excepted) and provide Secured Party with such information as Secured Party may from time to time request with respect to the location of the Collateral and Obligor’s places of business; (e) give Secured Party at least 30 days’ prior written notice before changing Obligor’s name or chief executive office or changing the location or disposing of any Collateral (other than in connection with the sale of any Inventory in the ordinary course of business) or change its state of organization; (f) not sell or otherwise dispose of any Collateral except on commercially reasonable terms and in the ordinary course of business (it being understood that Secured Party does not authorize the sale of any Collateral by Obligor free of the security interest of Secured Party granted; (g) permit Secured Party, by its officers and agents, to have access to, examine and copy at all reasonable times the Collateral, properties, minute books and other corporate, limited liability company, or partnership records, books of accounts, and financial and other business records of Obligor (including, without limitation, all books, records, ledger cards, computer programs, tapes and computer disks and diskettes and other property recording, evidencing or relating to any Collateral); and (h) promptly notify Secured Party upon the occurrence of any Event of Default of which Obligor has knowledge.

    4.        Events of Default. The occurrence of any of the following events shall constitute an Event of Default: (a) an event of default as defined in the two separate Notes dated December 3, 2003 or subsequently dated notes secured by the Collateral as amended by and among the Secured Party, and the Obligor has occurred and is continuing, or (b) any representation or warranty made herein by Obligor or in any document furnished to Secured Party under this Agreement is incorrect in any material respect when made, or (c) the Obligor fails to comply with any of the terms and conditions of this Security Agreement within the time set forth for same or if no time is set forth, within the ten (10) days after notice from the Secured Party.

    5.        Remedies of Secured Party.

    (a)        After the occurrence of an Event of Default, Secured Party shall have no obligation to make further loans, extensions of credit or other financial accommodations to or on behalf of Obligor, anything in any other agreement to the contrary notwithstanding.

    (b)        After the occurrence of an Event of Default Secured Party may declare by notice to Obligor, any and all Obligations to be immediately due and payable and all of the Obligations shall automatically be and become due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligor, anything in any other agreement to the contrary notwithstanding.

    (c)        After the occurrence of an Event of Default, Secured Party may, without notice to or demand (other than any notice required by law, the giving of which is not waivable) upon Obligor (all of which are hereby waived by Obligor), without releasing Obligor from any obligation under this Agreement or any other instruments or agreements with Secured Party and without waiving any rights Secured Party may have or impairing any declaration of default or election to cause the Collateral to be sold or any sale proceeding predicated on the same: (i) demand, collect or receive upon all or any part of the Collateral and assemble or require Obligor, at Obligor’s expense, to assemble all or any part of the Collateral and, if Secured Party so requests, Obligor shall assemble the Collateral and make it available to Secured Party at a place to be designated by Secured Party; (ii) without notice, demand or other process and without charge enter any of Obligor’s premises and without breach of peace until Secured Party completes the enforcement of its rights in the Collateral, take possession of such premises or place custodians in exclusive control thereof, remain on such premises and use the same and any of Obligor’s equipment for the purpose of completing any work-in-process, preparing any Collateral for disposition and disposing of or collecting any Collateral, and in exercise of its rights under this Agreement, without payment of compensation of any kind, use any and all trademarks, trade styles, trade names, patents, patent applications, licenses, franchises and the like to the extent of Obligor’s rights therein and Obligor hereby grants a license and the right to grant sublicenses for that purpose; (iii) in such manner and to such extent as Secured Party may deem necessary to protect the Collateral or the interests, rights, powers or duties of Secured Party, enter into and upon any premises of Obligor and take and hold possession of all or any part of the Collateral (Obligor hereby waiving and releasing any claim for damages in respect of such taking) and exclude Obligor and all other Persons from the Collateral, operate and manage the Collateral and rent and lease the same, perform such reasonable acts of repair or protection as may be reasonably necessary or proper to conserve the value of the Collateral, collect any and all income, rents, issues, profits and proceeds from the Collateral, the same being hereby assigned and transferred to Secured Party, and from time to time apply or accumulate such income, rents, issues, profits and proceeds in such order and manner as Secured Party, in its sole discretion, shall instruct, it being understood that the collection or receipt of income, rents, issues, profits or proceeds from the Collateral after declaration of default and election to cause the Collateral to be sold under and pursuant to the terms of this Agreement shall not affect or impair any event of default or declaration of default under any agreement or instrument between Obligor and Secured Party or election to cause any Collateral to be sold or any sale proceedings predicated on the same, but such proceedings may be conducted and sale effected notwithstanding the collection or receipt of any such income, rents, issues, profits and proceeds; (iv) deliver a notice of exclusive control under any Control Agreement specifying that Secured Party has the exclusive right to give Entitlement Orders with respect to the Investment Property covered by such Control Agreement or to otherwise direct the disposition of any Deposit Account subject to a Control Agreement or any Electronic Chattel Paper or Letter-of-Credit Rights controlled by Secured Party; (v) take control of any and all of the Accounts, contractual or other rights that are included in the Collateral and Proceeds arising from any such Accounts or contractual or other rights, enforce collection, either in the name of Secured Party or in the name of Obligor, of any or all of the Accounts, contractual and other rights that are included in the Collateral and Proceeds by suit or otherwise, receive, receipt for, surrender, release or exchange all or any part of such Collateral or compromise, settle, extend or renew (whether or not longer than the original period) any indebtedness under such Collateral; (vi) sell all or any part of the Collateral at public or private sale at such place or places and at such time or times and in such manner and upon such terms, whether for cash or credit, as Secured Party in its sole discretion may determine; (vii) endorse in the name of Obligor any Instrument, however received by Secured Party, representing Collateral or Proceeds of any of the Collateral; (viii) require Obligor to turn over, or instruct the financial institutions holding the same to turn over, all monies and investments in any of Obligor’s accounts to Secured Party; and (viii) exercise all the rights and remedies granted to a secured party under the UCC, and all other rights and remedies given to Secured Party under this Agreement or any other instrument or agreement or otherwise available at law or in equity. Secured Party shall be under no obligation to make any of the payments or do any of the acts referred to in this Section 6 or elsewhere in this Agreement and any of the actions referred to in this Section 6 or elsewhere in this Agreement may be taken regardless of whether any notice of default or election to sell has been given under this Agreement (provided, however, that all notices required by law, the giving of which may not be waived, shall be given in accordance with such law) without regard to the adequacy of the security for the Obligations.

    (d)        Obligor hereby waives notice of the sale of any Collateral by Secured Party pursuant to any provision of this Agreement or any applicable provisions of the UCC, or other applicable law. In the event that notice of the sale of Collateral cannot be waived or Secured Party gives notice of such sale to Obligor, Secured Party will give Obligor notice of the time and place of any public sale of the Collateral or of the time after which any private sale or any other intended disposition thereof is to be made by sending notice, as provided below, at least ten days before the time of the sale or disposition, which provisions for notice Obligor and Secured Party agree are reasonable. No such notice need be given by Secured Party with respect to Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market.

    (e)        Secured Party may apply the net proceeds of any sale, lease or other disposition of Collateral, after deducting all costs and expenses of every kind incurred thereon or incidental to the retaking, holding, preparing for sale, selling, leasing, or the like of the Collateral or in any way relating to the rights of Secured Party thereunder, including attorneys’ fees and expenses hereinafter provided for, to the payment, in whole or in part, in such order as Secured Party may elect, of one or more of the Obligations, whether due or not due, absolute or contingent, making proper rebate for interest or discount on items not then due, and only after so applying such net proceeds and after the payment by Secured Party of any other amounts required by any existing or future provision of law (including Section 9-615(a)(3) of the Uniform Commercial Code of any jurisdiction in which any of the Collateral may at the time be located) need Secured Party account for the surplus, if any. Obligor shall remain liable to Secured Party for the payment of any deficiency, with interest at the default rate provided for in the instruments, if any, evidencing the Obligations, but if there is no such instrument with respect to any Obligation or no default rate is specified therein, at a variable rate equal to 4% above Secured Party’s reference lending rate applicable to domestic commercial loans as established by Secured Party from time to time, but in no event shall such rate exceed the maximum rate allowed by law. Secured Party may make loans to its customers above, at or below its reference rate.

    (f)        Whether or not an Event of Default shall have occurred, Secured Party may sell all or any part of the Collateral, although the Obligations may be contingent or unmatured, whenever in its discretion Secured Party considers such sale necessary for its protection. Any such sale may be made without prior demand for payment on account, margin or additional margin or any other demands whatsoever; the making of any such demands shall not establish a course of conduct nor constitute a waiver of the right of Secured Party to sell the Collateral as herein provided or of the right of Secured Party to accelerate the maturity of the Obligations as herein provided.

    6.        Additional Rights of Secured Party and Duties of Obligor Regarding Obligations and Collateral.

    (a)        If Obligor, as registered holder of any Collateral, shall become entitled to receive or does receive any stock or other certificate, option, right, dividend or other distribution (whether payable in cash, Investment Property or “in kind”), whether in respect of, as an addition to, in substitution of, or in exchange for, such Collateral, or otherwise, Obligor agrees to accept same as Secured Party’s agent and to hold same in trust for Secured Party, and to forthwith deliver the same to Secured Party in the exact form received, with Obligor’s endorsement when necessary or requested by Secured Party, to be held by Secured Party as Collateral.

    (b)        Obligor waives protest, demand for payment, notice of default or nonpayment to Obligor or any other party liable for or upon any of said Obligations or Collateral.

    (c)        Obligor consents that the obligation of any party upon or of any guarantor, surety or indemnitor for, any Obligations or any collateral may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, settled or released and that any collateral or Liens for any Obligations may, from time to time, in whole or in part, be exchanged, sold, released or surrendered, by Secured Party, all without any notice to, or further assent by, or any reservation of rights against, Obligor, and all without in any way affecting or releasing the liability of Obligor with respect to such Obligations or any security interest hereby created.

    (d)        Secured Party shall not be liable for failure to collect or realize upon the Obligations or upon any collateral, or any part thereof, or for any delay in so doing, nor shall Secured Party be under any obligation to take any action whatsoever with regard thereto. Secured Party shall use reasonable care in the custody and preservation of the Collateral in its possession but need not take any steps to preserve rights against prior parties or to keep the Collateral identifiable. Secured Party shall have no obligation to comply with any recording, re-recording, filing, re-filing or other legal requirements necessary to establish or maintain the validity, priority or enforceability of, or Secured Party’s rights in and to the Collateral or any other collateral or any part thereof. Secured Party may exercise any right of Obligor with respect to any Collateral. Secured Party shall have no duty to exercise any of the aforesaid rights, privileges or options with respect to any collateral and shall not be responsible for any failure to do so or delay in so doing.

    (e)        In any statutory or non-statutory proceeding affecting Obligor or any Collateral, Secured Party or its nominee may, whether or not an Event of Default shall have occurred and regardless of the amount of the Obligations, file a proof of claim for the full amount of any Collateral and vote such Claim for the full amount thereof (i) for or against any proposal or resolution; (ii) for a trustee or trustees or for a committee of creditors; and/or (iii) for the acceptance or rejection of any proposed arrangement, plan of reorganization, wage earners’ plan, composition or extension; and Secured Party or its nominee may receive any payment or distribution and give acquittance therefor and may exchange or release any Collateral.

    (f)        Whether or not an Event of Default shall have occurred, Secured Party may, without notice to or demand upon Obligor, (i) commence, appear in or defend any action or proceeding purporting to affect all or any part of the Collateral or the interests, rights, powers or duties of Secured Party, whether brought by or against Obligor or Secured Party; and/or (ii) pay, purchase, contest or compromise any claim, debt, lien, charge or encumbrance which in the judgment of Secured Party may affect or appear to affect the Collateral or the interests, rights, powers or duties of Secured Party.

    7.        Additional Security. If Secured Party shall at any time hold security for any Obligations in addition to the Collateral, Secured Party may enforce the terms of this Agreement or otherwise realize upon the Collateral, at its option, either before or concurrently with the exercise of remedies as to such other security or, after a sale is made of such other security, it may apply the proceeds upon the Obligations without affecting the status of or waiving any right to exhaust all or any other security, including the Collateral, and without waiving any breach or default or any right or power whether exercised under this Agreement, contained in this Agreement, or provided for in respect of any such other security.

    8.        Preservation and Protection of Security Interest; Power of Attorney. Obligor will faithfully preserve and protect the Lien in the Collateral created by this Agreement and will, at its own cost and expense, cause such Lien to be perfected and continue to be perfected and to be and remain prior to all other Liens, so long as all or any part of the Obligations are outstanding and unpaid, and for such purpose Obligor will from time to time at the request of Secured Party (i) make notations of the security interest in certificates of title of Collateral, a security interest in which is perfected by such notation, and deliver the same to Secured Party, (ii) deliver possession of Collateral (concurrent with the acquisition of such Collateral) to Secured Party, a security interest in which is perfected by the taking of possession or at Secured Party’s option, cause each Person in possession of Collateral to acknowledge that it is holding the Collateral for the benefit of Secured Party, and (iii) file or record, or cause to be filed or recorded, such instruments, documents and notices, including financing statements and amendments thereof (in jurisdictions in which Secured Party is unable to file financing statements or amendments without signature or authentication by Obligor based on the authorization to do so contained herein), as Secured Party may reasonably deem necessary or advisable from time to time in order to perfect and continue to perfect such Liens and to maintain their priority over all other Liens. Obligor will do all such other acts and things and will execute and deliver all such other instruments and documents, including further security agreements, pledges, endorsements, stock powers, assignments, and notices as Secured Party may reasonably deem necessary or advisable from time to time in order to perfect and preserve the priority of the Liens in the Collateral as contemplated by this Agreement. Secured Party, acting through its officers, employees and authorized agents, is hereby irrevocably appointed the attorney-in-fact of Obligor to do, at Obligor’s expense, all acts and things which Secured Party may reasonably deem necessary or advisable to preserve, perfect, continue to perfect and/or maintain the priority of such Liens in the Collateral, including the signing of financing, continuation or other similar statements and notices on behalf of Obligor, and which Obligor is required to do by the terms of this Agreement, the registration of any and all Investment Property held by Secured Party as Collateral hereunder in the name of Secured Party or its nominee or the transfer of same to a Securities Account held in the name of Secured Party or its nominee. Obligor hereby authorizes Secured Party to file financing statements with respect to the Collateral and any proceeds of the Collateral and hereby ratifies and consents to the filing of any such financing statements by Secured Party prior to the date this agreement is executed. Obligor shall pay all filing fees for financing statements with respect to the Collateral.

    9.        Risk of Loss; Insurance. Risk of loss of, damage to or destruction of the Collateral is and shall remain upon Obligor. If Obligor fails to obtain and keep in force insurance covering the Collateral as required by Section 4 of this Agreement, or fails to pay the premiums on such insurance when due, Secured Party may, but is not obligated to, do so for the account of Obligor and the cost of so doing shall thereupon become an Obligation. Such amounts shall be payable by Obligor upon demand by Secured Party and following demand shall bear interest at a variable rate equal to 4% above Citibank’s reference lending rate applicable to domestic commercial loans as established by Secured Party from time to time, but in no event shall such rate exceed the maximum rate allowed by law. Secured Party, acting through its officers, employees and authorized agents, is hereby irrevocably appointed the attorney-in-fact of Obligor to endorse any draft or check that may be payable to Obligor in order to collect the proceeds of such insurance or any return or unearned premiums.

    10.        Change in Law. In the event of the passage, after the date of this Agreement, of any law which has the effect of changing in any way the laws now in force for the taxation of security documents such as this Agreement or debts secured by such security documents or the manner of the collection of any such taxes so as in any case to affect this Agreement or to impose payment of the whole or any portion of any taxes, assessments or other similar charges against the Collateral upon Secured Party, the Obligations shall immediately become due and payable at the option of Secured Party and upon 30 days’ notice to Obligor.

    11.        Expenses. Obligor hereby agrees to pay any and all expenses incurred by Secured Party in enforcing any rights under this Agreement or in defending any of its rights to any amounts received hereunder. Without limiting the foregoing, Obligor agrees that whenever any attorney is used by Secured Party to obtain payment hereunder, to advise it as to its rights, to adjudicate the rights of the parties hereunder or for the defense of any of its rights to amounts secured, received or to be received hereunder, Secured Party shall be entitled to recover all reasonable attorneys’ fees and disbursements, court costs and all other expenses attributable thereto.

    12.        Notices. Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by registered or certified first class mail, return receipt requested, by Federal Express, Express Mail or other recognized overnight delivery service or by facsimile transmitter or tested telex (if such facsimile or telex number is noted as provided herein), and shall be effective if by hand, upon delivery, if by such overnight delivery service, one (1) day after dispatch, and if mailed by first class mail as above-provided, five (5) days after mailing, and shall be sent as follows:

        If to Obligor, to the address, facsimile or tested telex number set forth below its signature or such other address, facsimile or tested telex number as it may designate, by written notice to Secured Party as herein provided or to any other address, facsimile or tested telex number as may appear in the records of Secured Party as Obligor’s address.

        If to Secured Party, to the address that appears on the first page of this Agreement, or such other address as it may designate, by written notice to Obligor as herein provided.

    13.        Additional Definitions. The following terms have the following meanings unless otherwise specified herein:

“Agreement” means this Continuing Security Agreement.

“Secured Party” means Dolphin Offshore Partners LP, and its successors and assigns, and any Person acting as agent or nominee for Dolphin Offshore Partners LP and any corporation the stock of which is owned or controlled directly or indirectly by, or is under common control with, Dolphin Offshore Partners LP.

“Claims” means each “claim” as that term is defined under Section 101(5) of the United States Bankruptcy Code, and any amendments thereto (Title 11, United States Code).

“Event of Default” means any of the events described in Section 5 of this Agreement.

“Lien” means any lien, security interest, pledge, hypothecation, encumbrance or other claim in or with respect to any property.

“Obligations” means any and all indebtedness, obligations and liabilities of Obligor to Secured Party, and all Claims of Secured Party against Obligor, now existing or hereafter arising, direct or indirect (including participations or any interest of Secured Party in indebtedness of Obligor to others), acquired outright, conditionally, or as collateral security from another, absolute or contingent, joint or several, secured or unsecured, matured or unmatured, monetary or non-monetary, arising out of contract or tort, liquidated or unliquidated, arising by operation of law or otherwise, and all extensions, renewals, refundings, replacements and modifications of any of the foregoing.

“Person” means any natural person, corporation, limited liability company, partnership, trust, government or other association or legal entity.

“Responsible Parties” includes all Obligors and all makers, endorsors, acceptors, sureties and guarantors of, and all other parties to, the Obligations or the Collateral.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Tennessee

Other capitalized terms have the meanings assigned to those terms by the UCC.

    14.        Miscellaneous. This Agreement shall remain in full force and effect and shall be binding upon Obligor, its successors and assigns, in accordance with its terms, notwithstanding any increase, decrease or change in the partners of Obligor, if it should be a partnership, or the merger, consolidation, or reorganization of Obligor, if it be a corporation or a limited liability company, or any other change concerning the form, structure or substance of any such entity. If there is more than one Person named as an Obligor in this Agreement, this Agreement shall be binding upon each of Obligors who execute and deliver this Agreement to Secured Party even if this Agreement is not executed by any other Person or Persons also named as an Obligor herein. Secured Party may assign all or a portion of its rights under this Agreement and may deliver the Collateral, or any part thereof, to any assignee and such assignee shall thereupon become vested with all the powers and rights given to Secured Party in respect thereof; and Secured Party shall thereafter be forever relieved and discharged from any liability or responsibility in the matter but, with respect to any Collateral not so delivered or assigned, Secured Party shall retain all powers and rights given to it hereby. The execution and delivery hereafter to Secured Party by Obligor of a new security agreement shall not terminate, supersede or cancel this Agreement, unless expressly provided therein, and this Agreement shall not terminate, supersede or cancel any security agreement previously delivered to Secured Party by Obligor, and all rights and remedies of Secured Party hereunder or under any security agreement hereafter or heretofore executed and delivered to Secured Party by Obligor shall be cumulative and may be exercised singly or concurrently. This Agreement may not be changed or terminated orally, but only by a writing executed by Obligor and a duly authorized officer of Secured Party; provided, that Secured Party is authorized to fill in any blank spaces and to otherwise complete this Agreement and correct any patent errors herein. Unless Secured Party, in its discretion, otherwise agrees, the security interests granted in this Agreement shall not terminate until all of the Obligations have been indefeasibly paid in full and all commitments of Secured Party to extend credit which, once extended, would give rise to Obligations have expired or been terminated. No delay on the part of Secured Party in exercising any of its options, powers or rights, or partial or single exercise thereof, shall constitute a waiver thereof. No modification or waiver of this Agreement or any provision hereof or of any other agreement or instrument made or issued in connection herewith or contemplated hereby, nor consent to any departure by Obligor therefrom, shall in any event be effective, irrespective of any course of dealing between the parties, unless the same shall be in a writing executed by a duly authorized officer of Secured Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on Obligor in any case shall thereby entitle Obligor to any other or further notice or demand in the same, similar or other circumstances. The remedies herein provided are cumulative and not exclusive of any other remedies provided at equity or by law and all such remedies may be exercised singly or concurrently. If any one or more of the provisions contained in this Agreement or any document executed in connection herewith shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not (to the full extent permitted by law) in any way be affected or impaired. The descriptive headings used in this Agreement are for convenience only and shall not be deemed to affect the meaning or construction of any provision hereof. The word “including” shall be deemed to be followed by the words “without limitation.” Obligor waives any and all notice of the acceptance of this Agreement by Secured Party, or of the creation, accrual or maturity (whether by declaration or otherwise) of any and all Obligations, or of any renewals or extensions thereof from time to time, or of Secured Party’s reliance on this Agreement.

    15.        Governing Law; Consent to Jurisdiction; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within that state. Obligor hereby consents to the jurisdiction of the courts of the State of New York and the courts of the United States of America for the Southern District of New York and consents that any action or proceeding hereunder may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and authorizes the service of process on Obligor by registered or certified mail sent to any address authorized in Section 15 as an address for the sending of notices.

    16.        RIGHT OF SECURED PARTY TO ARBITRATE DISPUTES.

    (a)        OBLIGOR AGREES THAT ANY ACTION, DISPUTE, PROCEEDING, CLAIM OR CONTROVERSY BETWEEN OR AMONG THE PARTIES WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE (“DISPUTE” OR “DISPUTES”) SHALL, AT SECURED PARTY’S ELECTION, WHICH ELECTION MAY BE MADE AT ANY TIME PRIOR TO THE COMMENCEMENT OF A JUDICIAL PROCEEDING BY SECURED PARTY, OR IN THE EVENT OF A JUDICIAL PROCEEDING INSTITUTED BY OBLIGOR, AT ANY TIME PRIOR TO THE LAST DAY TO ANSWER AND/OR RESPOND TO A SUMMONS AND/OR COMPLAINT MADE BY OBLIGOR, BE RESOLVED BY ARBITRATION IN NEW YORK, NEW YORK IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 16 AND SHALL, AT THE ELECTION OF SECURED PARTY, INCLUDE ALL DISPUTES ARISING OUT OF OR IN CONNECTION WITH (I) THIS AGREEMENT OR ANY RELATED AGREEMENTS OR INSTRUMENTS, (II) ALL PAST, PRESENT AND FUTURE AGREEMENTS INVOLVING THE PARTIES, (III) ANY TRANSACTION CONTEMPLATED HEREBY AND ALL PAST, PRESENT AND FUTURE TRANSACTIONS INVOLVING THE PARTIES AND (IV) ANY ASPECT OF THE PAST, PRESENT OR FUTURE RELATIONSHIP OF THE PARTIES. Secured Party may elect to require arbitration of any Dispute with Obligor without thereby being required to arbitrate all Disputes between Secured Party and Obligor. Any such Dispute shall be resolved by binding arbitration in accordance with Article 75 of the New York Civil Practice Law and Rules and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). In the event of any inconsistency between such Rules and these arbitration provisions, these provisions shall supersede such Rules. All statutes of limitations which would otherwise be applicable shall apply to any arbitration proceeding under this subsection 16(a). In any arbitration proceeding subject to these provisions, the arbitration panel (the “arbitrator”) is specifically empowered to decide (by documents only, or with a hearing, at the arbitrator’s sole discretion) pre-hearing motions which are substantially similar to pre-hearing motions to dismiss and motions for summary adjudication. In any such arbitration proceeding, the arbitrator shall not have the power or authority to award punitive damages to any party. Judgment upon the award rendered may be entered in any court having jurisdiction. Whenever an arbitration is required, the parties shall select an arbitrator in the manner provided in subsection 16(d).

    (b)        No provision of, nor the exercise of any rights under, subsection 16(a) shall limit the right of any party (i) to foreclose against any real or personal property collateral through judicial foreclosure, by the exercise of a power of sale under a deed of trust, mortgage or other security agreement or instrument, pursuant to applicable provisions of the UCC, or otherwise pursuant to applicable law, (ii) to exercise self help remedies including but not limited to setoff and repossession, or (iii) to request and obtain from a court having jurisdiction before, during or after the pendency of any arbitration, provisional or ancillary remedies and relief including but not limited to injunctive or mandatory relief or the appointment of a receiver. The institution and maintenance of an action or judicial proceeding for, or pursuit of, provisional or ancillary remedies or exercise of self help remedies shall not constitute a waiver of the right of Secured Party, even if Secured Party is the plaintiff, to submit the Dispute to arbitration if Secured Party would otherwise have such right.

    (c)        Secured Party may require arbitration of any Dispute(s) concerning the lawfulness, unconscionableness, propriety, or reasonableness of any exercise by Secured Party of its right to take or dispose of any Collateral or its exercise of any other right in connection with Collateral including, without limitation, judicial foreclosure, exercising a power of sale under a deed of trust or mortgage, obtaining or executing a writ of attachment, taking or disposing of property with or without judicial process pursuant to Article 9 of the UCC or otherwise as permitted by applicable law, notwithstanding any such exercise by Secured Party.

    (d)        Whenever an arbitration is required under subsection 16(a), the arbitrator shall be selected, except as otherwise herein provided, in accordance with the Commercial Arbitration Rules of the AAA. A single arbitrator shall decide any claim of $100,000 or less and he or she shall be an attorney with at least five years’ experience. Where the claim of any party exceeds $100,000, the Dispute shall be decided by a majority vote of three arbitrators, at least two of whom shall be attorneys (at least one of whom shall have not less than five years’ experience representing commercial Secured Parties).

    (e)        In the event of any Dispute governed by this Section 16, each of the parties shall, subject to the award of the arbitrator, pay an equal share of the arbitrator’s fees. The arbitrator shall have the power to award recovery of all costs and fees (including attorneys’ fees, administrative fees, arbitrator’s fees, and court costs) to the prevailing party.

    17.        WAIVER OF TRIAL BY JURY. EACH OF SECURED PARTY AND OBLIGOR HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, COUNTERCLAIM OR CROSS-CLAIM BROUGHT BY OR AGAINST IT ON ANY MATTERS WHATSOEVER, IN CONTRACT OR IN TORT, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE OBLIGATIONS.

    18.        WAIVER OF CERTAIN OTHER RIGHTS. OBLIGOR HEREBY WAIVES THE RIGHT TO INTERPOSE ANY DEFENSE, SET-OFF, COUNTERCLAIM OR CROSS-CLAIM OF ANY NATURE OR DESCRIPTION, ANY OBJECTION BASED ON FORUM NON CONVENIENS OR VENUE, AND ANY CLAIM FOR CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES.

        IN WITNESS WHEREOF, Obligors have executed this Continuing Security Agreement.

Tengasco, Inc.

By: /s/Jeffrey R. Bailey Jeffrey R. Bailey President Tengasco Pipeline Corporation

By: /s/Richard T. Williams Richard T. Williams Chief Executive Officer